UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 20, 2012

GIGA-TRONICS INCORPORATED
(Exact name of registrant as specified in its charter)

California	0-12719	94-2656341
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

4650 Norris Canyon Road, San Ramon, CA	94583
(Address of principal executive offices)	(Zip Code)

(925) 328-4650
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition

On January 20, 2012, Giga-tronics Incorporated (the “Company”), in the process of completing the closing of its financial records for the month of December 2011, determined that it would record a full valuation allowance on the Company’s net deferred tax assets which totaled approximately $13,841,000 as of its second fiscal quarter ended September 24, 2011.  This action will create a non-cash expense in approximately that amount and will result in a substantial loss for the quarter ended December 31, 2011.  The Company expects to complete its procedures and announce complete financial results for the quarter ended December 31, 2011, on or about February 2, 2012.

On January 23, 2012, the Company issued a press release describing this event. A copy of the press release is filed as an exhibit to this report.

Item 2.04.  Triggering Event that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-balance Sheet Arrangement

The Company is a party to an Amended and Restated Loan and Security Agreement, dated  September 15, 2011, as amended, and a Loan and Security Agreement (Export-Import Loan Facility), dated September 15, 2011(together the "Loan Agreements"), with Silicon Valley Bank (the “Lender”).  Both Loan Agreements include a covenant requiring the Company to maintain a tangible net worth, as defined, of not less than $21,000,000.

On January 20, 2012, the Company informed the Lender that the Company had determined that as of December 31, 2011 it was not, or upon completion of its procedures for that period end and recognition of the valuation allowance described in item 2.02 above would not be, in compliance with the tangible net worth covenant requirement in the Loan Agreements.  The Company’s tangible net worth will decline below the required level as a result of recording a full valuation allowance on the Company’s net deferred tax assets; see item 2.02 above. This charge combined with other expected losses for the quarter will cause the Company’s tangible net worth to decline to less than $9,000,000, subject to completion of quarter-end procedures.

The Company's failure to be in compliance with this covenant constitutes or will constitute an event of default under each of the Loan Agreements. As a result of an event of default, the Lender may, among its remedies, declare all obligations under the Loan Agreements immediately due and payable.  The Company has not drawn on these lines of credit and does not have any outstanding balance owed on them.  However the Company may not draw on either line of credit unless and until the covenants are amended or the defaults waived by the Lender.  The Company intends to commence discussions with the Lender to amend the financial covenants under the Loan Agreements; however, there can be no assurance that any such amendment will be reached or that the Lender will grant any additional waivers in the case that the Company fails in the future to comply with the covenants in the Loan Agreements.

Item 2.06.  Material Impairment

See the discussions in items 2.02 and 2.04 above.  The information reported reflects a change in management’s estimate of the likelihood of the realizability of deferred tax assets that had primarily resulted from prior operating losses and differences in the timing of recognition of certain revenue and expense items for book purposes compared to the timing of recognition for tax purposes.  One of the most significant pieces of evidence analyzed by management in its analysis was the Company’s cumulative pre-tax net loss in the current and two prior fiscal years which led management to conclude that it was not more likely than not that the Company would be able to utilize the benefits from the deferred tax assets.  The estimated amount of income tax expense for the quarter ended December 31, 2011 that will result from this determination is $13,841,000.  This represents a non-cash charge and will not require any future cash expenditure.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
(d) Exhibit 99.1	Press Release dated January 23, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 23, 2012	GIGA-TRONICS INCORPORATED

	By:	/s/ Patrick J Lawlor
Chief Financial Officer and Secretary